Prospectus Supplement No. 15 (to Prospectus dated April 25, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278673
Prospectus Supplement No. 11 (to Prospectus dated August 13, 2024)	Registration No. 333-280366 Registration No. 333-282132
Prospectus Supplement No. 7 (to Prospectus dated September 25, 2024)	Registration No. 333-282130
Prospectus Supplement No. 7 (to Prospectus dated September 25, 2024)

BRAND ENGAGEMENT NETWORK INC.

46,752,838 Shares of Common Stock (Inclusive of 21,190,316 Shares of Common Stock

Underlying Warrants, 1,583,334 Shares of Common Stock Underlying Convertible Notes and 163,407 Shares of Common Stock Underlying Options)

6,126,010 Warrants to Purchase Common Stock

6,393,333 Shares of Common Stock (Inclusive of 4,200,000 Shares of Common Stock

Underlying Warrants)

28,370,786 Shares of Common Stock

3,598,943 Shares of Common Stock (Inclusive of 960,000 Shares of Common Stock

Underlying Warrants)

This prospectus supplement updates and supplements (i) the prospectus of Brand Engagement Network Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 25, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278673) (the “April Prospectus”), (ii) the prospectus dated August 13, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-280366) (the “August Prospectus”), (iii) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282132) (the “SEPA Prospectus”) and (iv) the prospectus dated September 25, 2024, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282130) (the “September Prospectus”, together with the April Prospectus, the August Prospectus and the SEPA Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on January 14, 2025. Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock, par value $0.0001 per share (the “Common Stock”) and the public warrants representing the right to acquire one share of Common Stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “BNAI,” and “BNAIW,” respectively. On January 13, 2025, the last reported sales price of the Common Stock was $0.6659 per share, and the last reported sales price of our Public Warrants was $0.0675 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves risk. See “Risk Factors” beginning on page 6 of the April Prospectus, page 7 of the August Prospectus, page 9 of the SEPA Prospectus and page 8 of the September Prospectus to read about factors you should consider before investing in shares of our Common Stock and Public Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 14, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2025

BRAND ENGAGEMENT NETWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 E. Snow King Ave

PO Box 1045

Jackson, WY 83001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (307) 757-3650

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 13, 2025, Brand Engagement Network Inc., a Delaware corporation (the “Company”), entered into that certain Warrant Exercise and Reload Agreement (the “Warrant Exercise Agreement”) with certain investors (the “Purchasers”). As previously disclosed, that certain Securities Purchase Agreement, dated May 28, 2024, by and among the Company and certain investors party thereto (the “May SPA”), provided for the issuance and sale of 1,980,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), at a price per share of $2.50 and an aggregate of 3,960,000 warrants to purchase Common Stock, divided into two tranches consisting of (i) 1,980,000 warrants immediately exercisable for a term of one year (the “May One-Year Warrants”) and (ii) 1,980,000 warrants immediately exercisable for a term of five years (the “May Five-Year Warrants,” together with the May One-Year Warrants, the “May Warrants”), each with an exercise price of $2.50 per share. As also previously disclosed, that certain Securities Purchase Agreement, dated August 26, 2024, by and among the Company and the investors party thereto (the “August SPA”), provided for the issuance and sale of 1,185,000 shares of Common Stock, and that certain Warrant Purchase Agreement, dated August 26, 2024, by and among the Company and each of the warrantholders signatory thereto, provided for the issuance and sale of 960,000 warrants to purchase Common Stock at an exercise price of $5.00 per share. Pursuant to the August SPA, the Purchasers have purchased 110,000 shares of Common Stock, and the Company issued the contribution warrant (the “Contribution Warrant”) to purchase up to 960,000 shares of Common Stock at an exercise price of $5.00 per share in exchange for certain holders of Common Stock contributing 1,185,000 shares of Common Stock into an escrow account maintained in connection with the August SPA, of which 1,075,000 shares of Common Stock remain in such escrow account (the “Escrow Shares”). Immediately prior to the execution of the Warrant Exercise Agreement, the investors party to the May SPA funded the remaining $750,000 of Required Fundings (as defined therein) payable thereunder in a combination of $225,000 in cash to the Company and through the offset of $525,000 of obligations of the Company to the Purchasers against the Required Fundings payable under the May SPA.

Under the Warrant Exercise Agreement, the exercise price of 1,074,999 May Warrants (the “Committed Warrants”) was reduced to $1.96 per share, until May 30, 2025, after which point the exercise price for any unexercised Committed Warrants shall automatically revert back to $2.50 per share. Pursuant to the Warrant Exercise Agreement, the Purchasers agreed to exercise the Committed Warrants for cash on a schedule set forth in the Warrant Exercise Agreement, with exercises taking place on or before January 31, 2025, February 28, 2025 and March 27, 2025 (the “Exercise Schedule”). Upon each Committed Warrant exercised in accordance with the Exercise Schedule, the Company shall issue (i) one new warrant to purchase one share of Common Stock exercisable for a term of two years and (ii) one new warrant to purchase one share of Common Stock exercisable for a term of five years, each with an exercise price of $1.71 per share (together, the “Reload Warrants”). Upon a Purchaser’s completion in full under the Warrant Exercise but no later than May 30, 2025, all remaining May Warrants issued under the May SPA held by such Purchaser shall immediately upon completion of such exercise automatically be amended to become exercisable for $1.96 per share for the remainder of their term (the “Optional Warrants”). If a Purchaser exercises an Optional Warrant by June 30, 2025, the Company shall issue to such Purchaser (i) one new warrant to purchase one share of Common Stock with an exercise price of $1.71 per share with a term of two years and (ii) one new warrant to purchase one share of Common Stock with an exercise price of $1.71 with a term of five years (the “Optional Reload Warrants”). In addition, under the Warrant Exercise Agreement, for each share of Common Stock for which a Purchaser exercises a Committed Warrant, one Escrow Share will be released from escrow and transferred to such Purchaser, for an aggregate of up to 1,074,999 Escrow Shares among all Purchasers, rounded down to the nearest whole share. Additionally, the exercise price of the Contribution Warrant was reduced to $1.71 per share.

All obligations of the Purchasers and the Company under the August SPA are abated until January 31, 2025. Upon the due exercise in full of the Committed Warrants for a Purchaser by January 31, 2025, the obligations of such Purchaser under the August SPA shall be extinguished, and the August SPA shall terminate as to such Purchaser. Upon completion of performance of the January 31, 2025 Committed Warrant exercise by all Purchasers under the Warrant Exercise Agreement, the obligations of any investor under the August SPA who is not a Purchaser under the Warrant Exercise Agreement shall be extinguished, and the August SPA shall be fully terminated.

The Company has agreed to make commercially reasonable efforts, but by no later than July 15, 2025, to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of all shares of Common Stock underlying any Reload Warrants and any Optional Reload Warrants issued by the date of the filing of such resale registration statement. The Warrant Exercise Agreement contains representations and warranties of the Company and the Purchasers that are typical for transactions of this type.

The foregoing description of the Warrant Exercise Agreement and the transactions contemplated thereby is only a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Exercise Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K concerning the issuance of the Reload Warrants upon exercise of the Committed Warrants, the issuance of the Optional Reload Warrants upon exercise of the Optional Warrants and the issuance of the shares of Common Stock underlying the Committed Warrants, the Reload Warrants and the Optional Reload Warrants (collectively, the “Warrant Exercise Securities”) is incorporated by reference in response to this Item 3.02. The issuance of the Warrant Exercise Securities will be completed in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and Rule 506(b) promulgated thereunder as a transaction by an issuer not involving any public offering.

Forward-Looking Statements

Certain disclosures in this report include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this report. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, the Company can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, (i) uncertainties as to the timing of Purchasers’ fundings under the Warrant Exercise Agreement or August SPA, if at all; (ii) uncertainty regarding exercises of warrants under the Warrant Exercise Agreement or August SPA; (iii) uncertainty regarding the timing of the filing of a resale registration statement; and (iv) risks related to the substantial costs and diversion of management’s attention and resources due to these matters. Additional information concerning these and other factors can be found under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC and in the Company’s Quarterly Reports on Form 10-Q. Any one of these factors or a combination of these factors could materially affect the Company’s financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. The Company’s forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Warrant Exercise and Release Agreement, dated January 13, 2025, by and among Brand Engagement Network Inc. and certain purchasers identified on the signature pages thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Chief Executive Officer

Dated:	January 14, 2025

Exhibit 10.1

WARRANT EXERCISE AND RELOAD AGREEMENT

This Warrant Exercise and Reload Agreement (this “Agreement”) is dated as of January 13, 2025, between Brand Engagement Network Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”) identified on the signature page hereto and, solely for purposes of Section 3, the Non-Participating Purchasers identified on the signature page hereto. Reference is hereby made to (i) that certain Securities Purchase Agreement, dated August 26, 2024, as amended (the “August SPA”), for the issuance and sale to certain investors of shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) at a price per share of $5.00 and (ii) that certain Securities Purchase Agreement, dated May 28, 2024, (the “May SPA”), for the issuance and sale of 1,980,000 shares of Common Stock at a price per share of $2.50 and an aggregate of 3,960,000 warrants to purchase Common Stock, divided into two tranches consisting of (i) 1,980,000 Warrants immediately exercisable for a term of one year (the “May One-Year Warrants”) and (ii) 1,980,000 Warrants immediately exercisable for a term of five years (the “May Five-Year Warrants,” together with the May One-Year Warrants, the “May Warrants” and such shares underlying the May Warrants, the “May Warrant Shares”), each with an exercise price of $2.50 per share, to certain investors and the purchasers party thereto.

WHEREAS, prior to the execution of this Agreement, the Purchasers completed funding their purchase amounts under the May SPA;

WHEREAS, in a transaction priced above the “Minimum Price” in accordance with Nasdaq Rule 5635, under the August SPA, the Purchasers have completed the purchase of 110,000 shares of Common Stock at a price per share of $5.00, and in connection therewith, the Company issued a warrant to purchase up to 960,000 shares of Common Stock at an exercise price of $5.00 per share (the “Contribution Warrant”) in exchange for certain holders of Common Stock contributing 1,185,000 shares of Common Stock into an escrow account maintained in connection with the August SPA, of which 1,075,000 shares of Common Stock remain in such escrow account (the “Escrow Shares”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to induce the Purchasers to exercise certain of the May Warrants on the terms and in the amounts specified on Schedule A hereto (the “Exercise Schedule”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

1. Warrant Exercise.

a.	Reduction in Committed Warrant Exercise Price. As an inducement to exercise the May Warrants issued under the May SPA, the Company and the Purchasers each severally agree to reduce the exercise price of May Warrants to purchase 1,074,999 shares of Common Stock issued to the Purchasers under the May SPA as set forth on Schedule A (such May Warrants to purchase 1,074,999 shares, the “Committed Warrants”) to an exercise price of $1.96 per share (the “New Exercise Price”), until May 30, 2025 (the “Exercise Price Reversion Date”), after which point the exercise price for any unexercised Committed Warrants shall automatically revert to $2.50 per share.

b.	Agreement to Exercise Committed Warrants. The Purchasers, severally and not jointly, hereby agree with the Company to exercise for cash, the Committed Warrants issued to you under the May SPA as set forth on Schedule A on or before January 31, 2025, February 28, 2025 and March 27, 2025, as applicable, at the New Exercise Price and, upon such exercise, in consideration for each Committed Warrant so exercised, the Company shall issue you one new warrant to purchase one share of Common Stock exercisable for a term of two years (a “May Two-Year Warrant”) and one new May Five-Year Warrant, each with an exercise price of $1.71 per share (the “Reload Exercise Price”), to purchase shares of Common Stock (the “Reload Warrants”). The resale of the shares underlying the Committed Warrants has been registered with the SEC on Registration Statement No. 333-280366, originally filed with the SEC on June 20, 2024 (the “May SPA Resale Registration Statement”). To exercise the Committed Warrants, each Purchaser shall deliver a warrant exercise notice and deposit the appropriate funds into the Company’s bank account on or before the applicable funding date set forth on Schedule A in accordance with the terms of the Committed Warrants as modified hereby. Upon receipt of customary representation letters from the Purchasers, the Company shall issue the shares underlying the Committed Warrants without a restrictive legend; provided that such customary representation letters shall contain covenants of the Purchasers not to sell the shares underlying the Committed Warrants at any time in which the resale registration statement is not available, including after the date the Company files its annual report on Form 10-K for the fiscal year ended December 31, 2024 and prior to the SEC declaring a post-effective amendment to the May SPA Resale Registration Statement effective.

c.	Optional May Warrant Exercise After Warrant Exercise Completed. Upon a Purchaser’s completion in full by the earlier of the date of the final March 27, 2025 obligation, but no later than the Exercise Price Reversion Date, of its obligation to exercise the number of Committed Warrants for which it is so obligated to exercise by January 31, 2025, February 28, 2025 and March 27, 2025, all remaining May Warrants issued under the May SPA held by such Purchaser shall immediately upon completion of such exercise automatically be amended to become exercisable at the New Exercise Price (the “Optional Warrants”) for the remainder of their term. In the event a Purchaser exercises an Optional Warrant by June 30, 2025, it shall be issued (i) a new warrant to purchase Common Stock with an exercise price equal to the Reload Exercise Price and a term of two years and (ii) a new warrant to purchase Common Stock with an exercise price equal to the Reload Exercise Price and a term of five years (the “Optional Reload Warrants”).

d.	Contribution Warrant. The exercise price of the Contribution Warrant is hereby reduced to $1.71 per share.

2.	Escrow Shares. As further inducement to exercise the Committed Warrants, for each share of Common Stock for which a Purchaser exercises a Committed Warrant, one Escrow Share shall be released from escrow and transferred to such Purchaser, for an aggregate of up to 1,074,999 Escrow Shares among all Purchasers. The number of shares of Common Stock to be transferred will be rounded down to the nearest whole share.

3.	Effect on August SPA. The Purchasers’ and the Company’s obligations under the August SPA shall be abated until January 31, 2025. Upon the due exercise in full of the Committed Warrants set forth next to each Purchaser’s name on Schedule A under the column January 31, 2025 by January 31, 2025, the obligations of such Purchaser under the August SPA shall be extinguished, and the August SPA shall terminate as to such Purchaser. Upon completion of performance of the January 31, 2025 Committed Warrant exercise by all Purchasers under this Agreement by January 31, 2025, the obligations of the Non-Participating Purchasers under August SPA shall be extinguished, and the August SPA shall be fully terminated. Immediately following the execution of this Agreement, the Company shall file a post-effective amendment to the Registration Statement on Form S-1 (File No. 333-282130) to deregister the resale of all securities issuable under the August SPA that have not been paid for prior to the date hereof, and the Company shall have no further obligation under Section 3.1(q) of the August SPA to register any securities thereunder for resale.

4.	Representations and Warranties. Each Purchaser and the Company hereby ratifies the representations, warranties, covenants and agreements contained in the August SPA and the May SPA in their entirety.

5.	Acknowledgement as to Legal Counsel. Each Purchaser acknowledges that Haynes and Boone LLP is counsel to the Company and such Purchaser has obtained its own legal advice or consultation with respect to the transactions contemplated by this Agreement.

6.	Registration. For those obligations paid for by the Purchasers under this Agreement, on or before June 30, 2025, the Company shall take commercially reasonable efforts to file, as promptly as practicable, but within fifteen days after June 30, 2025, a registration statement covering the resale of all shares of Common Stock underlying any Reload Warrants and any Optional Reload Warrants issued by the date of the filing of such resale registration statement. The Company shall have no other obligation to register any securities issued or issuable hereunder other than as explicitly provided by paragraph 1.a, 1.b and this paragraph 6.

7.	Legend. The Purchaser understands that the issuance of the Reload Warrants and the Optional Reload Warrants and the shares of Common Stock for which the Reload Warrants and the Optional Reload Warrants are exercisable has not been registered under the Securities Act of 1933, as amended. The Reload Warrants and the Optional Reload Warrants shall bear the following restricted legend, and for so long as the shares of Common Stock underlying the Reload Warrants and Optional Reload Warrants are not registered pursuant to paragraph 6 above, they shall bear the following restricted legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES OR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL (IF THE COMPANY SO REQUEST), IS AVAILABLE.

8.	Acknowledgment with Respect to Nasdaq Compliance. Each Purchaser acknowledges that the Company has been informed by the Nasdaq that it expects to issue a notification of non-compliance to the Company with respect to the Company’s failure to comply with the Nasdaq’s “minimum bid price” requirement of $1.00. Purchaser acknowledges that there can be no guarantee that the Company will be able to regain compliance with the Nasdaq’s listing rules, and that the Company’s securities may be delisted from the Nasdaq as a result.

9.	Miscellaneous. Sections 4.2, 4.3, 5.1-5.20 and 5.22 of the May SPA are incorporated herein by this reference as if set out fully herein and shall apply in all respects to this Agreement, mutatis mutandis.

IN WITNESS WHEREOF, the undersigned have caused this Warrant Exercise and Reload Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Chief Executive Officer
145 E. Snow King Ave
P.O. Box 1045
Jackson, WY 83001
Email: [****]

IN WITNESS WHEREOF, the undersigned have caused this Warrant Exercise and Reload Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARTICIPATING PURCHASER

JOSEPH BEVASH

By:	/s/ Joseph Bevash
Name:	Joseph Bevash
Email:	[****]

IN WITNESS WHEREOF, the undersigned have caused this Warrant Exercise and Reload Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARTICIPATING PURCHASER

BEN CAPITAL FUND I LLC

By:	/s/ James Irving
Name:	James Irving
Title:	Manager
Email:	[****]

IN WITNESS WHEREOF, the undersigned have caused this Warrant Exercise and Reload Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARTICIPATING PURCHASER

DUE FIGLIE LLC

By:	/s/ Shawn Lucas
Name:	Shawn Lucas
Title:	Managing Member
Email:	[****]

IN WITNESS WHEREOF, the undersigned have caused this Warrant Exercise and Reload Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARTICIPATING PURCHASER

LUCAS VENTURE PARTNERS

By:	/s/ Julie Lucas
Name:	Julie Lucas
Title:	Manager
Email:	[****]

IN WITNESS WHEREOF, the undersigned have caused this Warrant Exercise and Reload Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PARTICIPATING PURCHASER

PATRICK CARNEY

By:	/s/ Patrick Carney
Name:	Patrick Carney
Email:	[****]

IN WITNESS WHEREOF, the undersigned have caused this Warrant Exercise and Reload Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NON-PARTICIPATING PURCHASER

STEPHEN BIRCHALL

By:	/s/ Stephen Birchall
Name:	Stephen Birchall
Email:	[****]

IN WITNESS WHEREOF, the undersigned have caused this Warrant Exercise and Reload Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NON-PARTICIPATING PURCHASER

TROY BUDGEN

By:	/s/ Troy Budgen
Name:	Troy Budgen
Email:	[****]

SCHEDULE A

	January 31, 2025 Funding				February 28, 2025 Funding				March 27, 2025 Funding				Summary
Purchaser	Amount	May Committed Warrants Exercised at $1.96	Escrow Shares Issued	Reload Warrants Issued at $1.71	Amount	May Committed Warrants Exercised at $1.96	Escrow Shares Issued	Reload Warrants Issued at $1.71	Amount	May Committed Warrants Exercised at $1.96	Escrow Shares Issued	Reload Warrants Issued at $1.71	Total Funding	Total Escrow Shares Issued	Total May Warrants Issued Under May SPA	Total May Committed Warrants to Be Exercised	Maximum Optional Warrants Under May SPA	Maximum Optional Reload Warrants by June 30, 2025
Joe Bevash	$150,000.76	76,531	76,531	153,062	$150,000.76	76,531	76,531	153,062	$150,000.76	76,531	76,531	153,062	$450,002.28	229,593	400,000	229,593	170,407	340,814
BEN Capital Fund I LLC	$168,209.16	85,821	85,821	171,642	$168,209.16	85,821	85,821	171,642	$168,209.16	85,821	85,821	171,642	$504,627.48	257,463	832,000	257,463	574,537	1,149,074
Due Figlie LLC	$170,474.92	86,977	86,977	173,954	$170,474.92	86,977	86,977	173,954	$170,474.92	86,977	86,977	173,954	$511,424.76	260,931	711,000	260,931	450,069	900,138
Lucas Venture Partners	$106,823.92	54,502	54,502	109,004	$106,823.92	54,502	54,502	109,004	$106,823.92	54,502	54,502	109,004	$320,471.76	163,506	593,000	163,506	429,494	858,988
Patrick Carney	$106,823.92	54,502	54,502	109,004	$106,823.92	54,502	54,502	109,004	$106,823.92	54,502	54,502	109,004	$320,471.76	163,506	474,000	163,506	310,494	620,988
Total	$702,332.68	358,333	358,333	716,666	$702,332.68	358,333	358,333	716,666	$702,332.68	358,333	358,333	716,666	$2,106,993.00	1,074,999	3,010,000	1,074,999	1,935,001	3,870,002